Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-27294 and 333-109234) of Kellogg Company of our report dated June 29, 2015 relating to the financial statements of the Kellogg Company Bakery, Confectionery, Tobacco Workers and Grain Millers Savings and Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan

June 29, 2015